EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 14, 2012, but effective as of September 15, 2012, by and between Bizzingo, Inc., a Nevada corporation (the “Company”), and Roger Wood (“Executive”).

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company for the period commencing on the date hereof and ending on the last day of the fiscal year of the Company ending on May 31, 2015 (or such earlier date as shall be determined pursuant to Paragraph 6). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

2. Position and Duties. (a) During the Employment Period, Executive shall serve as President & Chief Operating Officer of the Company and in such other position or positions with the Company and its subsidiaries, consistent with his positions as Chief Operating Officer of the Company, as the Board of Directors of the Company (the “Board”) shall reasonably assign Executive from time to time. Specifically, those assignments will include Engineering, Product Management and Revenue Generation. Executive shall be a senior officer of the Company and report directly to the Chief Executive Officer and to the Board. During the Employment Period, unless and until the Board exercises any authority reserved to it under the Company’s By-Laws, Executive shall have the duties, responsibilities and obligations customarily exercised by individuals serving as the chief operating officer in a company of the size and nature of the Company.

(b) Upon the Company’s obtaining an officer and director insurance policy including Executive as an insured party in his respective capacities, the Company also shall nominate Executive for election as a member of the Board, and Executive shall serve as a member of the Board for each period for which he is so elected.

(c) During the Employment Period, Executive shall perform such services in a manner consistant with the duties of his position. Executive shall be subject to the terms and conditions of any applicable policy of the Company regarding service (including as a director) on behalf of any other organization, provided that, subject to the provisions of Paragraph 10(a), nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, and (ii) managing his personal investments and affairs, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of his duties and responsibilities as the Company’s President & Chief Operating Officer.

(d) The Company will endeavor to obtain an officer and director insurance policy and such policy will include the Executive as an insured party in his respective capacities.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of no less than $220,000, which shall be adjusted pro-rata for any period less than full year. Executive’s annual base salary payable hereunder is referred to herein as the “Base Salary”. The Company shall pay Executive the portion of his Base Salary not deferred at the election of Executive in accordance with its generally applicable policies for senior executives, but not less frequently than in equal monthly installments. Base Salary will be payable in accordance with Employer’s normal payroll practices with such payroll deductions and withholdings as required by law. Notwithstanding anything to the contrary herein, the Base Salary shall be accrued until such time as the Company receives private placement funding of at least $2,000,000.

(b) Incentive Compensation. Executive shall be given the opportunity to earn an annual incentive bonus in accordance with the annual bonus plan generally applicable to the Company’s executive officers to the extent established by the Company, as the same may be in effect from time to time (the “Annual Plan”). The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”), which shall be substantially the same as the objectives established under the Annual Plan for other senior executive officers of the Company. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are payable to other officers of the Company in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with the Company through the date on which such bonuses are paid.

(c) Eligibility for Equity Awards. Executive shall be entitled to receive a stock award of 2,000,000 shares of common stock (“Stock Grant”) which will shall vest as follows; for each day that Executive remains an employee of the Company, he shall vest as to 1/107th of the Stock Grant. It is understood the Executive will fully vest as to the entire Stock Grant on January 1, 2013 (provided that Employee remains an employee of the Company on such date). Fractional amounts of shares, if any, will be rounded up.

4. Stock Option Grant.

(a) Grant of Stock Options. The Company shall grant Executive options to purchase 5,000,000 shares of the Company’s Common Stock as provided herein. Such options shall be granted under the terms of the Company’s 2012 Stock Option Plan, as amended (“Plan”) and a non-qualified stock option agreement between the parties (“Stock Option Agreement”), and except as otherwise expressly provided herein, shall be subject to the terms and conditions of the Plan. The per share exercise price of the stock options shall be equal to the closing price of the Company’s common stock as traded on the OTC-QB market on the date this Agreement is executed by the parties. The Stock Option Grant shall become vested and exercisable as follows; 50% of the option grant (2,500,000 shares) shall vest pro-rata on a monthly basis during the period from September 2012 through August 2013, and the remaining 50% of the stock options shall vest and be exercisable as provided in the following sentence. Subject to the accelerated vesting as provided in Paragraphs 4(b) and in 6(b)(i), the remaining 50% of the stock options (2,500,000) shall vest pro-rata on a monthly basis during the period from September 2013 through August 2014 on the first day of each months (such that on August 1, 2014, all of the Executive stock options provided herein will have vested). Notwithstanding the foregoing vesting schedule, Employee must remain an employee of the Company on each vesting date. All vested options shall have an exercise period as stated in the Stock Option Agreement.

(b) Accelerated Vesting. Any unvested stock options will automatically vest in full upon the occurrence of a Change in Control.

5. Benefits, Perquisites and Expenses.

(a) Benefits. During the Employment Period, Executive shall be eligible to participate in, to the extent established by the Company; (i) each welfare benefit plan sponsored or maintained by the Company and made available generally to its senior officers, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its senior officers, in each case, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof.

(b) Vacation. During the Employment Period, Executive shall receive four (4) weeks of paid vacation per annum, pro-rated for a lesser period. Vacation not taken in any year can be carried over to subsequent years.

(c) Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

(d) Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, and upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company. The Company shall pay for mobile phone services and all Internet access, both wireless and wireline, as such services are required for performance of the aforementioned duties in Section 1.

(e)           Travel Expenses. Executive may be asked to travel for the Company domestically and internationally. The Company will pay for airfare and hotels directly. Airfare and Hotel selection will be subject to written guidelines. Travel expenses will be reviewed on a quarterly basis.

6. Termination of Employment.

(a) Early Termination of the Employment Period. Notwithstanding Paragraph 1, the Employment Period shall end upon the earliest to occur of (i) Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, or (iv) a Termination for Good Reason. If the Employment Period terminates as of a date specified under this Paragraph 6 for reasons other than Termination for Good Reason, Executive agrees that, upon written request from the Company, he shall resign from the Board, if any, and each other position he holds with the Company and any of its subsidiaries or affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify). If the Employment Period terminates as of a date specified in this Paragraph 6 due to a Termination for Good Reason, Executive agrees that, upon written request from the Company, he shall resign from each other position held with the Company, except that he will remain a member of the Board until he is otherwise removed from the Board in accordance with the Bylaws of the Company..

(b) Benefits Payable Upon Termination. Notwithstanding anything contained herein to the contrary:

(i) In the event of Executive’s death during the Employment Period or a Termination due to Disability, Executive or his beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of Executive’s death or Termination due to Disability. In the event of the Executive’s death during the Employment Period or a Termination due to Disability, all stock grants or stock options described herein shall become fully vested and payable to Executive or his beneficiaries or legal representatives.

(ii) In the event of Executive’s Termination for Cause, Executive shall be provided the Unconditional Entitlements, except that all unvested stock options shall automatically expire.

(iii) In the event of a Termination for Good Reason, Executive shall be provided the Unconditional Entitlements; and in addition, the Company shall provide the Conditional Benefits to Executive subject to (A) Executive’s execution of the Release and (B) Executive having not revoked such Release within the seven-day revocation period permitted following delivery of such Release. For Executive to become entitled to the Contingent Benefits, Executive must deliver both the executed Release to the Company by no later than thirty (30) days following the Termination Date.

(c) Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which Executive may become entitled under Paragraph 6(b) are as follows:

(i) Earned Amounts. The Earned Compensation shall be paid within thirty (30) days following the termination of Executive’s employment hereunder, or if any part thereof constitutes a bonus which is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided that in no event shall the bonus be paid later than ninety (90) days following his termination of employment.

(ii) Benefits. All benefits payable to Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its affiliates, to the extent established, applicable to Executive at the time of termination of Executive’s employment with the Company and all amounts and benefits (other than the Contingent Benefits) which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of Executive’s employment with the Company. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits under any severance plan or policy of the Company or any of its subsidiaries.

(iii) Indemnities. Any right which Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with Executive’s activities as an officer, director or employee of the Company or any of its affiliates pursuant to the terms of the Indemnification Agreement referenced in Paragraph 5(d) shall be unaffected by Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv) Medical Coverage. Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. Executive shall be notified in writing of his rights to continue such coverage after the termination of his employment pursuant to this Paragraph 6(c)(iv), provided that Executive timely complies with the conditions to continue such coverage. Executive understands and acknowledges that Executive is responsible to make for all payments required for any such continued health care coverage that Executive may choose to receive.

(v) Business Expenses. Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by him prior to the termination of his employment.

(vi) Stock Options/Awards. Except to the extent additional rights are provided upon Executive’s qualifying to receive the Conditional Benefits, Executive’s rights with respect to any stock options and/or restricted stock units granted to him by the Company shall be governed by the terms and provisions herein, and to the extent not in conflict with the terms and provisions herein, the terms and provisions of the Plan (including plan rules) and award agreements pursuant to which such stock options and restricted stock units were awarded, as in effect at the date Executive’s employment terminates.

(d) Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which Executive may become entitled under Paragraph 6(b)(iii), provided he complies with the terms and conditions thereof, are as follows:

(i) Remaining Salary. The Company shall pay Executive a lump sum amount equal to the remaining salary under this Agreement within thirty (30) days from the Termination Date.

(ii) Pro-Rated Current Year Bonus. A pro rata annual bonus, to the extent established, for the year in which the Termination Date occurs, determined on the basis of an assumed full-year target bonus determined pursuant to Section 3(b) and the number of days in the applicable fiscal year occurring on or before the Termination Date. Such pro-rata current year bonus shall be paid no later than the later of (i) two and a half months after the end of Executive’s tax year in which the Termination Date occurs and (ii) two and a half months after the end of the Company’s tax year in which the Termination Date occurs.

(e) Definitions. For purposes of this Paragraph 6 and, to the extent applicable, Paragraph 7, the following terms shall have the meanings ascribed to them below:

“Earned Compensation” means the sum of (a) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Paragraph 6(a) (but excluding any salary and interest accrued thereon payment of which has been deferred), (b) vacation earned, including accrued, but not taken prior to such termination, and (c) if Executive’s employment terminates due to Executive’s death or in a Termination due to Disability or a Termination for Good Reason, in any case, after the end of a fiscal year, but before the annual incentive compensation payable for services rendered in that fiscal year has been paid, the annual incentive compensation that would have been payable to Executive for such completed fiscal year in accordance with Paragraph 3(b).

“Change of Control” means the occurrence of any of the following events; (i) a person acquires more than fifty percent (50%) control over its voting securities; (ii) the individuals who, as of execution date of this Agreement are members of the Company’s board of directors (the “Incumbent Board”), cease to constitute at least two-thirds of the Incumbent Board; however, a newly-elected board member that was elected or nominated by two-thirds of the Incumbent Board shall be considered a member of the Incumbent Board; (iii) the Company’s stockholders approve a merger, consolidation or reorganization with an unrelated entity, unless the Company’s stockholders would own at least fifty-one percent (51%) of the voting power of the surviving entity; the individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of the surviving entity; and no person (other than one of the Company’s affiliates) has beneficial ownership of fifty percent (50%) or more of the combined voting power of the surviving entity’s then outstanding voting securities; (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; or (v) the Company’s stockholders (or Directors in the case of a sale of substantially all of the assets) approve the sale or disposition of all or substantially all of the Company’s assets.

“Release” means the General Release in the form set forth in Exhibit A attached hereto.

“Scheduled Expiration Date” means May 31, 2015.

“Termination for Cause” means a termination of Executive’s employment by the Company due to (i) Executive’s conviction of a felony or the entering by Executive of a plea of nolo contendere to a felony charge; (ii) Executive’s gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a material adverse effect on the business of the Company and its subsidiaries, unless Executive reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Company; (iii) a substantial and continual refusal by Executive in breach of this Agreement to perform Executive’s duties, responsibilities or obligations assigned to Executive in accordance with the terms hereof (provided that such duties, responsibilities or obligations are not inconsistent with his positions as Chief Operating Officer and are otherwise lawful) that continues after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed; (iv) a violation by Executive of any policy of the Company that is generally applicable to all employees or all officers of the Companies including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company; (v) Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; or (vi) any material breach by Executive of the provisions of Paragraph 9; provided, however, that in the case of subclauses (iv), (v) and (vi), Cause shall not exist if, such violation, failure to cooperate or breach, if capable of being cured, shall have been cured by Executive within 30 days after receipt of notice thereof from the Company. Any Termination for Cause shall be effected by a resolution of the majority of the members of the Board, excluding Executive. Prior to the effectiveness of any such termination, Executive shall be afforded an opportunity to meet with the Board, upon reasonable notice under the circumstances, and explain and defend any action or omission alleged to constitute grounds for a Termination for Cause; provided that, the Board may suspend Executive from his duties hereunder prior to such opportunity and such suspension shall not constitute a breach of this Agreement by the Company or otherwise form the basis for a Termination for Good Reason. If Executive has, and utilizes, such opportunity to be heard, the Board shall promptly reaffirm that grounds for a Termination for Cause exist or reinstate Executive to his position hereunder.

“Termination Date” means the date Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.

“Termination due to Disability” means a termination of Executive’s employment by the Company because Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six consecutive months or (ii) an aggregate of nine months (whether or not consecutive) in any twelve month period. Any question as to the existence, extent or potentiality of Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of Executive, which consent shall not be unreasonably withheld. Executive or his legal representatives or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive’s disability as he, she or they deem appropriate, including the opinion of Executive’s personal physician.

“Termination for Good Reason” means a termination of Executive’s employment by Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in any of Executive’s compensation rights hereunder (that is, Base Salary, target bonus opportunity specified in Paragraph 3(b) or annual target incentive awards specified in Paragraph 3(c)), it being understood that the failure of Executive to receive an actual bonus for any fiscal year equal to or greater than the bonus opportunity, or to receive in respect of any equity award granted an amount that is equal to or greater than the annual target incentive value ascribed to such award is not a reduction in such compensation rights; (ii) the removal of him by the Company from the position of Chief Operating Officer for reasons other than Termination for Cause; (iii) a material reduction in Executive’s duties and responsibilities as in effect immediately prior to such reduction (other than in connection with the appointment of a person other than Executive to serve as President of the Company); (iv) the assignment to Executive of duties that are materially inconsistent with his position or duties or that materially impair Executive’s ability to function as Chief Operating Officer of the Company and any other position in which he is then serving; (v) a material breach of any material provision of this Agreement by the Company; or (vi) a Change of Control occurs with respect to the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, (B) if the Board removes Executive from the position of Chief Operating Officer to appoint a person who Executive recommends or otherwise agrees to be acceptable, or (C) unless Executive shall have delivered a written notice to the Board within three months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

(f) Conflict With Plans. As permitted, the Company and Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 6 shall apply in place of any similar definition or comparable concept applicable under any other documents (or any similar definition in any successor documents).

7. Non-competition and Confidentiality.

(a) Non-competition. During the Employment Period, Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company at the time of the alleged competition.

(b) Confidentiality. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, existing theatrical projects, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive’s breach of this Paragraph 7(b)).

(c) Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence of a personal nature.

(d) Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the one-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(e) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, non-solicitation, confidentiality and the Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to obtain an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 10. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

8. Miscellaneous.

(a) Survival. Paragraphs 7 (relating to nondisclosure and non-solicitation of employees) and 8(o) (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Paragraph 1 or an early termination of the Employment Period pursuant to Paragraph 6 hereof.

(b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries as provided in Paragraph 8(d).

(c) Assignment. Except as provided under Paragraph 8(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(e) Entire Agreement. This Agreement and each of the agreements evidencing the terms herein shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein (and supersedes in its entirety the prior Consulting Agreement entered into by the parties as referenced in the recitals herein) except to the extent covered by the Plan, and in which case, subject to the terms and conditions of the last sentence of this sub-paragraph (e). There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Notwithstanding anything to the contrary contained herein, in the event of conflict between the terms and conditions herein and the terms and conditions of the Plan, the terms and conditions herein shall prevail at the point of conflict.

(f) Representations. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Company represents that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (ii) it has the full corporate power and authority to execute and deliver this Agreement, and (iii) the execution, delivery and performance of this Agreement has been duly and validly authorized.

(g) Authority of the Board. For the avoidance of doubt, nothing is this Agreement shall preclude the Board from its ability to exercise any power or authority to take such actions as it is required or permitted to take as a matter of law or pursuant to the terms of the Company’s governing documents. Nothing in this Paragraph 8(g) shall be construed to modify, amend, limit or otherwise impair the rights and entitlements of Executive set forth in the other Paragraphs of this Agreement (including, without limitation, the rights and entitlements specified in Paragraph 6).

(h) Severability. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby..

(i) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(j) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Bizzingo, Inc.

63 Main Street, Suite 202

Flemington, New Jersey 08822

Telecopy No.: (908) 968-0838

with a copy to:

Daniel H. Luciano, Esq.

242A West Valley Brook Rd.

Califon, New Jersey 07830

Telecopy No.: (908) 832 - 5546

If to Executive:

Roger Wood

731 Market Street #600

San Francisco, CA 94103

(k) Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(l) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(o) Governing Law. This Agreement shall be governed by the laws of the State of Nevada, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

“Company”:	Bizzingo, Inc.
a Nevada Company

	By:	/s/ Douglas Toth
Print Name: Douglas Toth

“Executive”:

	By:	/s/ Roger Wood
Print Name: Roger Wood

EXHIBIT A

GENERAL RELEASE

WHEREAS, Roger Wood (hereinafter referred to as “Executive”) and Bizzingo, Inc. (hereinafter referred to as the “Company”) are parties to a Employment Agreement, dated September__, 2012 but effective September 15, 2012, (the “Employment Agreement”), which provided for Executive’s employment with the Company on the terms and conditions specified therein; and

WHEREAS, pursuant to the Employment Agreement, Executive and the Company have agreed to execute mutual releases of the type and nature set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. (a) Upon the later of (i) the execution hereof by the Company and Executive, (ii) the passage of seven (7) days following execution hereof by Executive without Executive’s having exercised the revocation rights referred to in paragraph 11 hereof and (iii) the time specified in the Employment Agreement for payment of a particular item of compensation, the Company shall provide Executive the amounts and benefits described in Paragraphs 6 and 7 of the Employment Agreement and make full payment for vacation and floating holidays accrued but unused as of the date hereof, less amounts required to be withheld by law or authorized by Executive to be withheld (it being understood that from and after the date hereof no further rights to vacation or floating holidays or compensation therefor shall accrue or be payable to Executive). Such payment shall be made by check payable to Executive.

(b) The covenants and commitments of Employer referred to herein (including, specifically, but without limitation, any and all benefits conferred upon Executive pursuant to Paragraphs 6 and 7 of the Employment Agreement) shall be in lieu of and in full and final discharge of any and all obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with Executive’s employment with the Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of the Company, or otherwise, other than as expressly provided in the Employment Agreement.

(c) Notwithstanding the foregoing or any other term or provision hereof, Executive shall be entitled to such rights as are vested in Executive as of the Termination Date, or as are expressly provided in the Employment Agreement, under and subject to the terms of (i) the Employment Agreement, (ii) any applicable retirement plan(s) to which Executive may be subject, (iii) any applicable stock option plan or other incentive compensation plan of the Company to which Executive may be subject, (iv) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with his activities as an employee of the Company or any of its affiliates pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of the Company or any affiliate thereof or pursuant to written agreement (including, without limitation, the Indemnification Agreement dated as of October 15, 2010 expressly providing for such indemnity between Executive and the Company or any affiliate thereof, and (v) any other applicable employee welfare benefit plans to which Executive may be subject. Further, Executive shall be entitled to such continuation of health care coverage as is required under, and subject to, applicable law, of which Executive shall be notified in writing after the Termination Date, provided Executive timely exercises Executive’s rights in accordance therewith. Executive understands and acknowledges that all payments for any such continued health care coverage he may elect will be paid by him, except to the extent the Employment Agreement provides that such payments shall be made by the Company.

2. Executive confirms that, on or prior to seven (7) days from the date hereof, Executive shall turn over to the Company all files, memoranda, records, credit cards and other documents and physical or personal property that Executive received from the Company or that Executive generated in connection with his employment by the Company or that are the property of the Company.

3. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

4. Executive represents and agrees (a) that Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.

5. Excluding enforcement of the covenants, promises and/or rights reserved herein (including all rights and claims that Executive may have under the Employment Agreement), Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Company Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on the Company’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended, and the California Fair Employment and Housing Act that Executive now has, or has ever had, or ever will have, against each or any of the Company Releasees, by reason of any and all acts omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”).

6. Executive expressly waives and relinquishes all rights and benefits and does so understanding and acknowledging the significance of such specific waiver, except as to:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, and for the purpose of implementing a full and complete release and discharge of the Company Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Executive Claims that Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Executive Claim or Executive Claims.

7. Excluding enforcement of the covenants, promises and/or rights reserved herein or in the Employment Agreement, and except as otherwise provided in the proviso at the end of this sentence, the Company, hereby irrevocably and unconditionally releases, acquits and discharges Executive, and Executive’s heirs, assigns and successors in interest (“Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, that the Company now has, or has ever had, or ever will have, against Executive and/or the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Company’s execution hereof, that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims rising out of, under, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive, (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of Executive’s confidentiality obligations to the Company or any affiliate thereof, or a breach of Employment Agreement executed by Executive, or (iii) the Board’s policy, as the same may be in effect from time to time, regarding the ability of the Company to recoup bonus or incentive payments as a result of the Company being required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a the “Company Claim” or, collectively, as the “Company Claims”).

8. Except as expressly reserved herein, the Company expressly waives and relinquishes all rights and benefits and does so understanding and acknowledging the significance of such specific waiver, except as to:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, for the purpose of implementing a full and complete release, acquittal and discharge of the Executive Releasees with respect to the Company Claims only, the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all the Company Claims that the Company does not know or suspect to exist in the Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Company Claims.

9. Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. Executive further understands that Executive may use as much of this 21-day period as Executive wishes prior to signing.

10. Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within seven (7) days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to General Counsel or any other officer of, Bizzingo, Inc., 63 Main Street, Suite 202, Flemington New Jersey. For this revocation to be effective, written notice must be received by the Company no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, the Company shall have no obligations to Executive hereunder, and this Agreement and the Employment Agreement shall have no further force and effect.

11. Executive and the Company respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Company Releasees or of the Executive Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

12. This Agreement shall not in any way be construed as an admission by any of the Company Releasees or Executive Releasees, respectively, that any Company Releasee or Executive Releasee has acted wrongfully or that the Company or Executive has any rights whatsoever against any of the Company Releasees or Executive Releasees except as specifically set forth herein, and each of the Company Releasees and Executive Releasees specifically disclaims any liability to any party for any wrongful acts.

13. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

“Company”:	Bizzingo, Inc.
a Nevada Company

By:
Print Name: Douglas Toth

	Address:	63 Main Street, Suite 202
Flemington, NJ 08822

“Executive”:

By:
Print Name: Roger Wood

Address:

[Signature Page to General Release Agreement]